INDEPENDENT AUDITOR'S CONSENT



To the Board of Directors and Shareholders of Nexia Holding, Inc.
Salt Lake City, Utah

We hereby consent to the incorporation by reference in this Registration Statement of Nexia Holding, Inc. on Form S-8, of our report dated May 27, 2003, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Nexia Holding, Inc. for the year ended December 31, 2002, and to all references to our firm included in this Registration Statement.




HJ & Associates, LLC
Salt Lake City, Utah
February 21, 2004